Exhibit (d)(3)(ii)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT PUBLIC FUNDS

Effective March 1, 2021 – February 28, 2022

Expense Limit

Fund Name	Investor Class	Service Class
Access Flex High Yield Fund	1.78%	2.78%
Access Flex Bear High Yield Fund	1.78%	2.78%

PROFUND ADVISORS LLC,

a Maryland limited liability company

ACCESS ONE TRUST,

a Delaware statutory trust

By: /s/ Michael L. Sapir	By:/s/Todd B. Johnson

Michael L. Sapir

Chief Executive Officer

Todd B. Johnson President